Exhibit 10.1

July 27, 2016

Dennis B. Story

3838 Allenhurst Drive

Norcross, GA 30092

Dear Dennis,

This letter is to outline the terms under which I am pleased to welcome you back as our EVP, Chief Financial Officer and Treasurer.

Start Date: July 31, 2016 (“Start Date”)

Compensation: Same as in effect prior to July 1, 2016, subject to the following terms regarding equity.

Equity: Given that all your unvested RSUs outstanding as of June 30, 2016, were terminated, we will grant you 70,000 service (i.e., time-based) RSUs under the terms of our standard Restricted Stock Unit Award Agreement for Employees, to vest in four installments of 25% on January 31 of each of the years 2017 – 2020.

Remaining Terms: The remaining terms of your employment will be in accordance with the terms of your Executive Employment Agreement with the Company, dated March 29, 2013, which, effective on the Start Date, will be reinstated. Also, effective on the Start Date, your Director and Officer Indemnification Agreement, dated March 29, 2013, will be reinstated. Further, to the extent you took advantage or intended to take advantage of the offer the Company made to you on or about July 2015 in connection with the purchase of term life insurance on your life, that benefit will continue.

Dennis, please confirm your acceptance of the terms of this letter by signing below and returning a copy to me.

Sincerely,

/s/ Eddie Capel

Eddie Capel

President and CEO

Confirmed:

/s/ Dennis B. StoryDate: July 27, 2016

Dennis B. Story

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